Exhibit 99.1

Cerevel Therapeutics Appoints Ron Renaud as President and Chief Executive Officer and Reports First Quarter 2023 Financial Results

Ron Renaud to succeed Tony Coles, M.D. as CEO, effective June 12, 2023; Dr. Coles will continue as chairperson of the board

Mr. Renaud brings more than 25 years of biotechnology leadership to Cerevel, including two prior CEO roles and strong financial and operational experience

Emraclidine Phase 2 schizophrenia data readout on track for 1H 2024

Darigabat Phase 2 epilepsy data readout expected mid-year 2024; panic disorder Phase 2 trial expected to initiate in Q2 2023

Cash, cash equivalents, and marketable securities of $863.0 million as of March 31, 2023, expected to support seven data readouts in 2024 and fund operations into 2025

Conference call today at 8:00 a.m. ET

CAMBRIDGE, Mass., May 3, 2023 – Cerevel Therapeutics, (Nasdaq: CERE), a company dedicated to unraveling the mysteries of the brain to treat neuroscience diseases, today announced the appointment of Ron Renaud as president and chief executive officer (CEO), and member of the company’s board of directors, effective June 12, 2023. Mr. Renaud will succeed Tony Coles, M.D., the current CEO and chairperson of the board of directors, who will continue in his role as chairperson. The company also reported financial results for the first quarter ended March 31, 2023 and provided key pipeline and business updates.

Mr. Renaud brings more than 25 years of experience in evaluating, building, and leading biotechnology companies, with deep expertise in executive leadership, finance, and operations. Mr. Renaud’s career underscores his commitment to delivering new treatment options to patients in need, cultivating strong company cultures, and advancing innovation in challenging disease areas. Under his leadership as CEO, Mr. Renaud led Translate Bio from an early-stage startup to a public company with a leading mRNA technology platform, substantially growing the size and value of the organization through innovative dealmaking and strategic growth opportunities. As the Idenix Pharmaceuticals CEO, he streamlined operations and established a promising portfolio of potential treatments for hepatitis C.

“I am delighted to welcome Ron to Cerevel as our next CEO, as I know that his leadership, experience, and expertise are ideally suited for this next phase of our journey to transform what is possible in neuroscience,” said Tony Coles, M.D. chairperson and chief executive officer of Cerevel Therapeutics. “In the four years since our founding, we have delivered positive data readouts that support Cerevel’s scientific thesis, built a world-class team, debuted as a public company, and raised more than $1.5 billion in capital through a series of innovative transactions. With strong business fundamentals in place and a robust pipeline of important programs advancing in the clinic, now is the right time for me to transition back to the role of chairperson, and I look forward to partnering with Ron as we write Cerevel’s next chapter.”

“I am thrilled to join Cerevel and lead this incredible organization into an exciting future, starting with the seven expected data readouts coming in 2024,” said Ron Renaud. “Cerevel has an impressive track record of success, and I look forward to all that is to come. The organization has the pipeline, the people, and the capital needed to make a meaningful difference for the millions of people living with diseases like schizophrenia, Parkinson’s, epilepsy, and panic disorder. I am privileged to take the baton from Tony, who has built one of the leading neuroscience companies in the industry, as I partner with him, the team, and the board to continue the work of unraveling the mysteries of the brain.”

“On behalf of the board, I would like to sincerely thank Tony for his tremendous leadership and the dedication he has displayed as CEO since assuming the role in 2019,” said Norbert Riedel, Ph.D., lead independent director of the Cerevel board of directors. “We have been incredibly fortunate to have a leader like Tony during this crucial growth period, as he shepherded the company through important pipeline advancements, positive data readouts, and significant capital formation.”

“The board is now delighted to welcome Ron to the CEO role,” continued Dr. Riedel, “as we continue the strong leadership that has been a hallmark of Cerevel since its inception. We look forward to all that Ron will bring to the organization as we advance our journey to become the premiere neuroscience company.”

About Ron Renaud

Ron Renaud has more than 25 years of experience evaluating, building and leading biotechnology companies. He led Translate Bio as chairman and chief executive officer from 2014 until the close of its acquisition by Sanofi in September 2021. During his tenure, he transformed the company from a start-up platform into a leading mRNA company, following the strategic acquisition of mRNA assets from Shire for $110 million in 2016. Building upon that investment, Mr. Renaud developed a strong corporate culture and a robust research and development organization, and ultimately generated significant returns for shareholders when the company was acquired by Sanofi for $3.2 billion.

Mr. Renaud was at Idenix Pharmaceuticals from 2007 through 2014, where he served as chief financial officer, chief business officer and finally, president and chief executive officer. At the start of his CEO tenure, the market capitalization of Idenix was $300 million, and through streamlining of operations, increasing employee engagement, and more focused research and development supported by significant capital raises, he led the company to an acquisition by Merck at a value of $3.85 billion.

From September 2022 to May 2023, Mr. Renaud served as a Partner of Bain Capital Life Sciences. Earlier in his career, he was a biotechnology equity research analyst at J.P. Morgan, Schwab Soundview and Bear Stearns. He also spent more than five years at Amgen, where he held positions in clinical research, investor relations and finance.

Mr. Renaud holds a bachelor’s degree from St. Anselm College and an MBA from the Marshall School of Business at the University of Southern California.

About Tony Coles, M.D.

Dr. Tony Coles joined Cerevel as chairperson in 2018, and in 2019 he took on the additional role of CEO. Before joining Cerevel, Dr. Coles was a founding investor, CEO and chairperson of the board of Yumanity Therapeutics, and had served as CEO, president, and chairperson of the board of Onyx Pharmaceuticals until its acquisition by Amgen in 2013. Before joining Onyx, he was president, CEO, and a board member of NPS Pharmaceuticals, and had previously been senior vice president of commercial operations at Vertex Pharmaceuticals after holding executive positions earlier in his career at Bristol-Myers Squibb and Merck.

Dr. Coles currently serves on the board of directors of Regeneron Pharmaceuticals and is a member of the Board of Trustees of Johns Hopkins University. Among his other interests, he is a Trustee of The Metropolitan Museum of Art, member of the Council for the Smithsonian’s National Museum of African American History and Culture, and a member of the Board of Directors of the Council on Foreign Relations. In 2022, Dr. Coles was inducted into the American Academy of Arts & Sciences.

Dr. Coles earned his bachelor’s degree at Johns Hopkins University, his medical degree from Duke University, and his master’s degree in public health from Harvard University. He completed his cardiology and internal medicine training at Massachusetts General Hospital and was a research fellow at Harvard Medical School.

Pipeline Highlights

Leveraging its deep understanding of neurocircuitry and targeted receptor subtype selectivity, Cerevel is advancing its broad and diverse pipeline of novel neuroscience product candidates.

Below are the latest updates for Cerevel’s lead programs.

Emraclidine: an M4-selective positive allosteric modulator (PAM) in development for schizophrenia and Alzheimer’s disease psychosis.

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In June 2022, Cerevel initiated its Phase 2 program in schizophrenia, in which emraclidine is being studied as a once-daily medication without the need for titration.
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Cerevel is conducting two adequately-powered placebo-controlled Phase 2 trials, known as EMPOWER-1 and EMPOWER-2. Enrollment for these trials is on track and data for both trials are expected in the first half of 2024.
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The 52-week open-label safety extension trial, EMPOWER-3, is also continuing enrollment.
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In order to support a potential registrational package for emraclidine in schizophrenia, Cerevel is also prioritizing the completion of the necessary non-clinical and clinical pharmacology studies in addition to its Phase 2 program.
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In December 2022, Cerevel announced positive data in a Phase 1 ambulatory blood pressure monitoring trial that provided clear evidence that emraclidine does not induce an increase in blood pressure with chronic dosing in people living with schizophrenia, an important risk-mitigating step for continued development.
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To support development in Alzheimer's disease psychosis as a second potential indication for emraclidine, Cerevel initiated a Phase 1 multiple ascending dose trial in the fourth quarter of 2022 to evaluate the safety, tolerability and pharmacokinetics of emraclidine in elderly healthy volunteers, 65-85 years old.
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The FDA granted Fast Track designation for emraclidine for the treatment of hallucinations and delusions associated with Alzheimer's disease psychosis.

Darigabat: an α2/3/5-selective GABAA receptor PAM currently under development for epilepsy and panic disorder.

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Cerevel is conducting the REALIZE trial, a Phase 2 proof-of-concept trial in focal epilepsy, and a corresponding open-label safety extension trial.
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Data readout for the REALIZE trial is expected mid-year 2024.
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Cerevel also plans to initiate a Phase 2 proof-of-concept panic disorder trial in the second quarter of 2023.
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Based on the positive topline results reported in February 2022 for the Phase 1 trial of darigabat in healthy volunteers in a panic symptoms model, Cerevel has selected panic disorder as the second indication for development of darigabat.

Tavapadon: a D1/D5 partial agonist currently in Phase 3 for the treatment of Parkinson’s disease.

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Tavapadon has the potential to be a first-in-class D1/D5 selective partial agonist for Parkinson’s disease, as both monotherapy and adjunctive treatment.
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All three of Cerevel’s Phase 3 trials as monotherapy (early-stage) and adjunctive (late-stage) in Parkinson’s disease (TEMPO-1, -2, and -3) are ongoing, along with the corresponding open-label extension trial (TEMPO-4).
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Data is expected in the first half of 2024 for TEMPO-3 and in the second half of 2024 for TEMPO-1 and TEMPO-2.

CVL-871: a D1/D5 partial agonist in development for treatment of dementia-related apathy.

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Cerevel is conducting a Phase 2a exploratory trial in dementia-related apathy.
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Data is expected for this trial in the second half of 2024.

In addition to these lead programs, Cerevel is advancing its early clinical pipeline and discovery programs, which include:

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CVL-354, a selective kappa opioid receptor antagonist (KORA) for the treatment of major depressive disorder and substance use disorder, for which the company initiated a Phase 1 PET receptor occupancy trial in healthy volunteers in March 2023.
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Selective M4 agonist program for the treatment of psychiatric and neurological indications.
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Selective PDE4 inhibitor (PDE4D-sparing) program for the treatment of psychiatric, neuroinflammatory and other disorders.

Financial Results for the First Quarter 2023

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Cash Position: Cash, cash equivalents and marketable securities as of March 31, 2023 were $863.0 million. This cash position does not include the additional $31.3 million received in April 2023 from the tavapadon risk-sharing arrangement. Cerevel’s cash, cash equivalents, and marketable securities are expected to support seven data readouts in 2024 and fund operations into 2025.

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R&D Expenses: Research and development expense for the first quarter ended March 31, 2023 was $78.2 million, compared to $55.0 million for the prior year period. Total research and development expense includes equity-based compensation expense of $6.3 million and $4.0 million for the three months ended March 31, 2023 and 2022, respectively. The increase primarily reflects increased spending associated with our emraclidine program as well as an increase in personnel costs and equity-based compensation. The increase in costs associated with our emraclidine program was due to the advancement of our two ongoing Phase 2 trials and an open-label safety extension trial for emraclidine in schizophrenia as well as our Phase 1 trial of emraclidine to support development in Alzheimer’s disease psychosis, partially offset by a reduction in costs associated with our emraclidine ambulatory blood monitoring trial that was completed in December 2022.

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G&A Expenses: General and administrative expense for the first quarter ended March 31, 2023 was $21.4 million, compared to $17.5 million for the prior year period. Total general and administrative expense includes equity-based compensation expense of $6.3 million and $4.6 million for the three months ended March 31, 2023 and 2022, respectively. Compared to the same periods in the prior year, the increase in general and administrative expense was primarily driven by higher personnel costs, including equity-based compensation.

Conference Call Information

Cerevel will host a conference call and webcast today, May 3, at 8:00 a.m. ET to discuss its first quarter 2023 financial results and key pipeline and business updates. To access the call, please register at this link. Once registered, you will receive the dial-in information and a unique PIN number.

A live webcast of the call, along with supporting slides, will be available on the investors section of Cerevel’s website at investors.cerevel.com. Following the live webcast, an archived version of the call will be available on the website.

About Cerevel Therapeutics
Cerevel Therapeutics is dedicated to unraveling the mysteries of the brain to treat neuroscience diseases. The company is tackling diseases by combining its deep expertise in neurocircuitry with a focus on targeted receptor subtype selectivity and a differentiated approach to pharmacology. Cerevel Therapeutics has a diversified pipeline comprised of five clinical-stage investigational therapies and several preclinical compounds with the potential to treat a range of neuroscience diseases, including schizophrenia, Alzheimer’s disease psychosis, epilepsy, panic disorder, and Parkinson’s disease. Headquartered in Cambridge, Mass., Cerevel Therapeutics is advancing its current research and development programs while exploring new modalities through internal research efforts, external collaborations, or potential acquisitions. For more information, visit www.cerevel.com.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements about: the potential attributes and benefits of our product candidates; the format, timing and objectives of our product development activities and clinical trials; the timing and outcome of regulatory interactions, including whether activities meet the criteria to serve as registrational; the ability to compete with other companies currently marketing or engaged in the development of treatments for relevant indications; the size and growth potential of the markets for product candidates and ability to serve those markets; the rate and degree of market acceptance of product candidates, if approved; and the sufficiency of our cash position. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. Actual performance and results may differ materially from those projected or suggested in the forward-looking statements due to various risks and uncertainties, including, among others: clinical trial results may not be favorable; uncertainties inherent in the product development process (including with respect to the timing of results and whether such results will be predictive of future results); the impact of COVID-19, the post-COVID environment and other factors on the timing, progress and results of clinical trials; our ability to recruit and enroll suitable patients in our clinical trials; whether and when, if at all, our product candidates will receive approval from the FDA or other regulatory authorities, and for which, if any, indications; competition from other biotechnology companies; uncertainties regarding intellectual property protection; and other risks identified in our SEC filings, including those under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on February 22, 2023 and our subsequent SEC filings. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

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Media Contact:

Anna Robinson

Cerevel Therapeutics

anna.robinson@cerevel.com

Investor Contact:

Matthew Calistri

Cerevel Therapeutics

matthew.calistri@cerevel.com

TABLE 1

CEREVEL THERAPEUTICS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share amounts and per share amounts)

	For the Three Months Ended March 31,
	2023	2022
Operating expenses:
Research and development	$78,181	$55,023
General and administrative	21,370	17,507
Total operating expenses	99,551	72,530
Loss from operations	(99,551)	(72,530)
Interest income (expense), net	6,440	295
Other income (expense), net	(11,090)	3,941
Loss before income taxes	(104,201)	(68,294)
Income tax benefit (provision), net	(85)	—
Net loss	$(104,286)	$(68,294)
Net loss per share, basic and diluted	$(0.67)	$(0.46)
Weighted-average shares used in calculating net loss per share, basic and diluted	156,648,365	147,984,926

TABLE 2

CEREVEL THERAPEUTICS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	As of
	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$153,816	$136,521
Marketable securities	673,171	755,509
Prepaid expenses and other current assets	13,795	13,621
Total current assets	840,782	905,651
Marketable securities	36,048	58,126
Property and equipment, net	27,006	27,467
Operating lease assets	21,434	21,820
Restricted cash	1,867	1,867
Other long-term assets	3,208	2,891
Total assets	$930,345	$1,017,822
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$62,957	$72,564
Operating lease liabilities, net of current portion	30,381	31,190
2027 convertible senior notes, net	335,962	335,482
Financing liabilities	69,336	57,348
Total stockholders’ equity	431,709	521,238
Total liabilities and stockholders’ equity	$930,345	$1,017,822

TABLE 3

CEREVEL THERAPEUTICS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	For the Three Months Ended March 31,
	2023	2022
Net cash flows used in operating activities	$(94,923)	$(67,648)
Net cash flows provided by (used in) investing activities	110,783	(38,542)
Net cash flows provided by financing activities	1,435	2,603
Net increase (decrease) in cash, cash equivalents and restricted cash	17,295	(103,587)
Cash, cash equivalents and restricted cash, beginning of the period	138,388	197,218
Cash, cash equivalents and restricted cash, end of the period	$155,683	$93,631

Note:

Cash, cash equivalents and restricted cash balances include restricted cash of $1.9 million as of March 31, 2023 and March 31, 2022.